                                                  NEWS RELEASE

CENTRAL BANCORP                                Central Bancorp, Inc.
                                               www.centralbk.com

                                                           399 Highland Avenue
                                                           Somerville, MA  02144

CONTACT:   Gladys N. Partamian        FOR RELEASE:  Immediately
           Vice President
           (617) 628-4000

      CENTRAL BANCORP REPORTS FISCAL YEAR EARNINGS INCREASE
        OF 24.3% AND PROGRESS OF STOCK REPURCHASE PROGRAM


     SOMERVILLE, MASSACHUSETTS, April 26, 2000 -- Central Bancorp, Inc., (NASDAQ National Market: CEBK) today reported net income of $802,000, or 44 cents per diluted share, for the three months ended March 31, 2000, compared to the net income of $776,000, or 40 cents per diluted share, for the corresponding period of the previous year. For the fiscal year ended March 31, 2000, the Company's reported net income after the cumulative effect of a change in accounting principle was $3,333,000, or $1.77 per diluted share, compared to net income of $2,682,000, or $1.38 per diluted share, for the fiscal year ended March 31, 1999 -- representing an increase of 24.3%.

     The Company also announced that during the quarter ended March 31, 2000, it had repurchased 61,200 shares under the previously announced buyback program authorized by the Board of Directors. This brings the total shares repurchased during the fiscal year to 159,500, at an average cost of $19.07 per share, which represents 8.1% of the common stock issued. The Company plans to acquire additional shares in the months ahead in accordance with the announced buyback program.

     The improved performance for the 2000 quarter compared to the same period in 1999 reflects an increase of $506,000 in net interest and dividend income, primarily as a result of increased income from a higher level of loans and investment securities, which was partially offset by higher interest expense. Additionally, Salaries and Employee Benefits and Professional Fees were impacted by expenses associated with the implementation of a tax-savings strategy.

                     (continued)
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Central Bancorp, Inc.
Page 2 of 3

     For the fiscal year, net interest and dividend income improved by $1,428,000, mainly due to the increase in loan income and lower interest expense that was a result of an asset-liability management strategy to fund some of this year's growth. In addition, as previously reported, the June 30, 1999, quarterly results included a one-time charge of $234,000, net of taxes, for costs associated with the establishment on January 8, 1999, of Central Bancorp, Inc., as the holding company for Central Bank. This charge represented the balance of unamortized organization costs outstanding as of April 1, 1999, that were required to be written off in accordance with a new accounting rule regarding reporting costs of organization activities. Excluding this cumulative effect of change in accounting principle, Central Bancorp's net income for the fiscal year ended March 31, 2000, was $3,567,000, or $1.89 per diluted share.

     Between March 31, 1999 and March 31, 2000, the Company's total loans and assets grew to $320,013,000 and $409,557,000, representing increases of 14% and 12%, respectively.

     Central Bancorp, Inc., is the holding company for Central
Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating eight full-service banking offices in suburban Boston.

                  (See accompanying tables.)


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Central Bancorp, Inc.
Page 3 of 3
                     CENTRAL BANCORP, INC.
                   Consolidated Operating Data
              (In Thousands, Except Per-Share Data)

                                               Quarterly Ended      Year Ended
                                                  March 31,          March 31,
                                               -----------------------------------
                                               2000       1999     2000     1999
                                               -----------------------------------
                                                            (Unaudited)
Net interest and dividend income               $3,492     $2,986   $13,375  $11,947

Non-interest income                               337        491     1,669    1,368

Operating expenses                              2,596      2,121     9,345    8,773
                                               ------------------------------------
    Income before income taxes                  1,233      1,356     5,699    4,542

Income tax expense                                431        580     2,132    1,860
                                               ------------------------------------
    Net income before cumulative effect
      of change in accounting principle           802        776     3,567    2,682

Cumulative effect of change in
  accounting principle, net of taxes               --         --      (234)      --
                                               ------------------------------------
    Net income                                 $  802     $ 776     $3,333   $2,682
                                               ======     =====     ======   ======

Earnings per common share before
  cumulative effect of change in
  accounting principle                         $ 0.44     $0.40     $ 1.90   $ 1.38
                                               ======     =====     ======   ======

Earnings per common share before
  cumulative effect of change in
  accounting principle - assuming dilution     $ 0.44     $0.40     $ 1.89   $ 1.38
                                               ======     =====     ======   ======

Earnings per common share after
  cumulative effect of change in
  accounting principle                         $ 0.44     $0.40     $ 1.77   $ 1.38
                                               ======     =====     ======   ======

Earnings per common share after
  cumulative effect of change in
  accounting principle - assuming dilution     $ 0.44     $0.40     $ 1.77   $ 1.38
                                               ======     =====     ======   ======

                      CENTRAL BANCORP INC.
                 Consolidated Balance Sheet Data
                       (In Thousands)

                                      March 31,
                               -----------------------
                                 2000           1999
                               -----------------------
                               (UNAUDITED)
Total assets                    $409,557      $364,696
Total loans                      320,013       280,346
Allowance for loan losses          2,993         2,913
Deposits                         258,339       266,463
Borrowings                       111,000        57,000
Stockholders' equity              37,397        38,742